EXHIBIT 10.8

CONSULTING SERVICES AGREEMENT

BETWEEN:

GRAN TIERRA ENERGY CANADA ULC

- and -

SHANE O’LEARY

SEPTEMBER 11, 2014

CONTRACT NO: CSA – 14 – 547

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT made as of September 11, 2014 and shall become effective on the commencement of the Initial Term (as that term is defined in Schedule “A” hereto) .

BETWEEN:

GRAN TIERRA ENERGY CANADA ULC,
a body corporate organized under the laws of Alberta
(hereinafter referred to as the “Company”)

- and -

SHANE O’LEARY
an individual residing in the province of Alberta
(hereinafter referred to as the “Contractor”)

WHEREAS the Company has requested the Contractor to perform certain services as hereinafter set forth and the Contractor has agreed to perform such services on and subject to the terms and conditions hereinafter contained.

NOW THEREFORE in consideration of the mutual covenants and conditions as hereinafter contained, the parties hereto agree as follows:
ARTICLE 1
NATURE OF WORK
1.1    Description of Services
Subject to the terms and conditions of this Agreement, the Contractor shall perform the services set forth and described in Schedule “A” hereto and shall perform such other services as agreed to by the Contractor and the Company (the “Services”).
1.2    Standard of Service
The Contractor warrants that it has the competency and skill necessary to perform the Services and shall utilize professional skill, diligence and care to ensure that all Services are scheduled and completed to the satisfaction of the Company and shall provide the expertise and any other services not specifically mentioned herein, but which by reason of its capability, knows to be necessary to ensure that the best interests of the Company are maintained. Contractor shall, in all respects, observe, be bound by and comply with all laws and regulations applicable in the Zone of Operations. Contractor shall, in all respects, observe, be bound by and comply with all laws and regulations applicable in the Zone of Operations in which Services are being provided.
1.3    Independent Contractor
It is understood and agreed that this Agreement does not create the relationship of employer and employee between the Company and the Contractor nor any relationship (employer and employee or otherwise) between the Company and the Contractor, and that the Contractor is an independent contractor. The Contractor shall be solely responsible for the performance of the Services and shall have the exclusive direction and control over the conduct of same. The Contractor agrees that it is not, nor will it, represent itself to be an employee of the Company. Accordingly, the Contractor will not be eligible to participate in any employee benefit plans including, without limitation, life insurance, health care, disability income, or dental plans.

1.4    Timely Provision of Services
The Contractor shall be free to determine the hours of the day during which it will perform the Services, provided, however, that the Contractor agrees to the extent possible to endeavor to make the Dedicated Personnel available to the employees of the Company at regularly scheduled hours as agreed by the Contractor. Further, where required for the efficient and proper provision of the Services, Contractor shall make himself available to provide the Services at the place and time requested by Company.
1.5    Confidentiality Undertaking
The Contractor hereby agrees and acknowledges that in the course of performing the Services, it will have access to and will be entrusted with detailed confidential information concerning the business of the Company and agrees that the disclosure of any such confidential information to competitors of the Company or to the general public would be highly detrimental to the best interests of the Company. The Contractor acknowledges and agrees that the right to maintain the confidentiality of such confidential information constitutes proprietary rights which the Company is entitled to protect. Accordingly, the Contractor covenants and agrees with the Company that, save with the written consent of the Company, it will not, either during the term of this Agreement, or at any time thereafter, disclose any of such confidential information to any person nor shall it use the same for any purpose other than the purposes of performing the Services. The Contractor agrees that all restrictions contained in this clause are reasonable and valid in the circumstances and all defenses to the strict enforcement thereof by the Company are hereby waived by the Contractor.

1.6    Discoveries and Disclosure
The Contractor agrees that any and all inventions, discoveries, programs, processes, designs or other intellectual property relating in any way to or arising out of the Services contemplated hereunder (whether or not such item may be protectable at law or at equity by way of patent, trademark, copyright, industrial design registration or in any other way whatsoever) made, created, conceived or improved while engaged hereunder shall be the sole, absolute and exclusive property of the Company. The Contractor agrees to disclose the existence of such item(s) promptly to the Company and to execute upon request such written assignment or other document of whatsoever nature as may be necessary, in the opinion of the Company, to transfer or vest in the Company the entirety of the Contractor’s interest in same.
1.7    Travel, Documentation and Visas
If the Contractor is required to travel in order to provide the Services, to promote cost effective travel, all travel arrangements will be coordinated and reserved in-house with the Company designated agency unless otherwise agreed by the Company. If the Contractor is traveling internationally, he must possess, and produce, upon request, a valid passport with no travel limitations and that is not due to expire within six (6) months of the anticipated travel dates. It is the Contractor’s responsibility to ensure that he possess all valid visas and other entry and work permits that are required for the provision of the Services in accordance with applicable laws. Upon request, the Company shall provide reasonable assistance with coordinating the vaccinations and documentation required for travel and entry into any Zone of Operations outside the Point of Origin; provided, however, that such assistance shall in no way alter the obligation of the Contractor in this regard or result in any liability to the Company. The Company shall not be responsible for any loss incurred by the Contractor attributable to any Government decisions made regarding authority to travel.
1.8    International Security and Evacuation
In the event the Contractor is required to provide Services in a Zone of Operations outside the Point of Origin, the Company or its affiliates shall provide security to the Contractor at a level similar to that provided by the Company or its affiliates for their own Calgary, Alberta based employees that are in that Zone of Operations. Prior to departure, the Contractor must provide the information requested by the Company for security purposes.

The Company may, at its sole discretion, but shall not be obligated to assist the Contractor with security emergency evacuation, medical treatment, or medical evacuation. For certainty, it is acknowledged that in the event of any personal injury, death, loss, costs, damage, expense or legal fees which the Contractor may suffer, sustain, pay or incur, directly or indirectly arising from the Company or its affiliates providing any assistance aforementioned, the provisions of Clause 4.1 shall apply.
1.9    Insurance
Without limiting its obligations or liabilities herein, the Contractor shall, at its sole cost and expense, obtain and continuously carry during the term of this Agreement, the following insurance coverage with reputable and reliable insurers that are acceptable to the Company:

(a)	International Medical Insurance and Medical Evacuation Coverage
Should the Contractor be required to travel outside of Canada on behalf of the Company, accident and medical insurance coverage for bodily injury, death and disability in an amount of not less than two hundred and fifty thousand dollars ($250,000.00) per person per occurrence and international medical evacuation coverage reasonably satisfactory to the Company.

(b)	Automobile
Where Contractor operates an automobile in the course of performing the Services, Contractor shall obtain and maintain Automobile Liability Insurance covering all motor vehicles, owned or non-owned, operated, used and/or hired in connection with the Services with an inclusive bodily injury, death and property damage limit per occurrence of not less than two million dollars ($2,000,000.00).
1.10    Restriction to Trade in Securities
(a)        For the purposes of this Section 1.10, “Material Fact” shall mean any information that refers to the Company, Gran Tierra Energy Inc., or any of their affiliates, their business or any securities issued or guaranteed by Gran Tierra Energy Inc., the knowledge of which, because of its nature, may influence the liquidity, price or listing of the issued securities.
(b)         Given the possibility that the Contractor may have access to Material Facts concerning the business and affairs of the Company, Gran Tierra Energy Inc., or any of their affiliates, and given that Gran Tierra Energy Inc. is the ultimate parent of the Company, the Contractor and its subcontractors, if any shall not:
(i)           purchase or sell the securities of Gran Tierra Energy Inc. with knowledge of a Material Fact which has not been generally published by issuance of a press release or other public announcement; or
(ii)         inform, other than in the necessary course of the performance of the Services, any other person or entity about a Material Fact before it has been generally publicized.
1.11    Compliance
Notwithstanding the independent contractor status of the Contractor, the Contractor shall comply with all Company (or where the Company is not Gran Tierra Energy Inc, all Gran Tierra Energy Inc.) policies and procedures (including, without limitation, those relating to the environment, health, safety and security) (“Corporate Policies”) during the performance of the Services. A copy of certain of such Corporate Policies are attached hereto in Schedule “B” (any reference to “Consultants” in such Corporate Policies are deemed to be a reference to Contractors) and certain others can be accessed at www.grantierra.com. The Contractor shall also comply with all applicable laws and regulations in the performance of the Services. Any cost or claims of any nature arising as a result of breach by the Contractor of the Corporate Policies or laws or regulations in the performance of the Services, whether caused by negligence or otherwise, shall, notwithstanding anything contained elsewhere in this Agreement, be borne solely by the Contractor. The Contractor shall indemnify the Company and its officers, directors and employees from and against any costs incurred or liabilities imposed on them arising out of such breach in performance of the Services.

ARTICLE 2
PAYMENT TO CONTRACTOR
2.1    Payments
The Company shall pay the Contractor for performance of the Services in the manner set forth and described in Schedule “A” hereto.
2.2    Invoicing
The Contractor shall invoice the Company monthly, within thirty (30) days of the last day of each month for the Services conducted in that month, and payment to the Contractor shall be made within thirty (30) days of receipt of such invoice.

(a)	All invoices, correspondence and time sheets must reference CONTRACT NO: CSA – 14 - 547 recommended invoice format should itemize separately the following information:

(i)	fees for services with respect to each project for which Services were provided and segregated by the Zone of Operations, supported by timesheets showing correct project coding;

(ii)	amount for per diem or other per unit allowances, if applicable, with respect to each project for which Services were provided and segregated by the Zone of Operations;

(iii)	reimbursable expenses with original receipts with respect to each project for which Services were provided and segregated by the Zone of Operations;

(iv)	GST number, if applicable; and

(v)	total of invoice.
In the event these requirements are not met, the invoices will be returned.

(b)	All invoices must be sent, together with time sheets, receipts and other supporting documents directly to:
Gran Tierra Energy Inc.
300, 625 – 11th Avenue S.W.
Calgary, Alberta T2R 0E1
Attention: Dana Coffield
Note: Failure to submit invoices to the above location and department may result in a delay of payment.
2.3    Reimbursements
The Contractor shall invoice the Company, and the Company shall reimburse the Contractor, for reasonable travel charges not pre-paid for by the Company. This would include but not be limited to reasonable local (i.e. services or products consumed or rendered in a Zone of Operations outside the Point of Origin) communication, transportation, accommodation and meal charges; provided, however, that where pursuant to Schedule “A” Company is providing accommodations and meals, or a per diem in lieu thereof, Contractor shall not be reimbursed for accommodation and meal charges pursuant to this Article. Invoices for expenses chargeable to the Company hereunder shall be supported by appropriate original receipts less any cash advances provided by the Company to the Contractor.
2.4    Taxes
The Contractor shall be responsible for all taxes payable as a result of its conduct of the Services or which arise out of this Agreement including, without limitation, local taxes, corporation taxes, foreign contractors tax, income tax, and personal income taxes which are related to or assessed upon the profits or assumed profits of Contractor, now or hereafter levied or imposed, and arising directly or indirectly out of the performance of the Services under this Agreement. Contractor shall indemnify and hold harmless the Company and its joint venture partners from all responsibility, liability and risk for the payment of such taxes and including interest or penalty arising due to a failure to pay same by Contractor.
If the Company should ever be required by any law, rule, regulation, governmental authority (including any administrative tribunal) or any judicial or arbitral authority at any time to withhold and/or pay on the Contractor’s behalf any assessments such as income tax, unemployment insurance premiums, pension plan contributions, health care contributions, or worker’s compensation contributions, or any claims in the nature of holiday pay, vacation pay or severance pay, the Contractor will, forthwith upon notice, reimburse the Company for such payment, together with interest and any penalties applicable to such assessments and all expenses (including legal expenses on a solicitor and client basis) incurred by the Company with respect to proceedings relating thereto. The Contractor’s obligations under this clause will survive the termination/expiration of this Agreement.
2.5    Books and Records
The Contractor shall maintain during the term of this Agreement full and accurate records with respect to all Services performed, fees charged and disbursements incurred, and shall preserve such records for a period of not less than three (3) years from the expiry of this Agreement. The Company or its designate has the right, at all reasonable times during normal business hours, to inspect all such records as may be necessary to verify or audit the calculation of such fees or disbursements or otherwise.
ARTICLE 3
TERM
3.1    Term
This Agreement shall be for the Initial Term as specified in Schedule “A” and for any extension agreed in writing by the Parties; provided however that the Company may forthwith terminate this Agreement at any time for cause, which shall include, without limitation:

(a)	failure to perform the Services in accordance with this Agreement;

(b)	falsification or misrepresentation of any information related to this Agreement; or

(c)	inability of the Contractor to perform the Services by reason of a physical or mental disability.

ARTICLE 4
WAIVER AND INDEMNITY
4.1    Liability
Except as may be otherwise expressly provided in this Agreement, the Contractor and the Company agree that each party shall, with respect to:

(a)	itself, its servants, agents, employees, invitees and subcontractors;

(b)	the property of its servants, agents, employees, invitees and subcontractors; and

(c)	its own property;
be liable for all losses, costs, damages, expenses and legal fees which it or they may suffer, sustain, pay or incur directly or indirectly arising from or in connection with this Agreement on account of bodily injury to or death of such persons, or damage to such persons, or loss of or damage to such property, and, in addition, indemnify the other party against all actions, proceedings, claims, demands, losses, costs, damages, expenses and legal fees whatsoever which may be brought against or suffered by such or which such party may sustain, pay, or incur, directly or indirectly arising from, or in connection with this Agreement on account of bodily injury to or death of such person, or loss of or damage to such property.
This liability and indemnity shall apply without limit and without regard to cause or causes, including, without limitation, the negligence, whether sole, concurrent, gross, active, passive, primary or secondary, or the willful act or omission, of either party or any other person or otherwise. With respect to the Company, this indemnity shall apply to its parent, subsidiaries, affiliates and their respective directors, officers, employees, agents, representatives, invitees, contractors and subcontractors.
4.2    Third Party Liability
Except as may be otherwise provided in this Agreement, the Company shall protect, indemnify and save harmless the Contractor, and its directors, officers, employees, agents, representatives, invitees and subcontractors, and, at the Contractor’s request, investigate and defend such entities from and against all claims, demands and causes of action, of every kind and character, without limitation, arising in favour of or made by third parties, on account of bodily injury, death or damage to or loss of their property resulting from any negligent act or willful misconduct of the Company.
Except as may be otherwise provided in this Agreement, the Contractor shall protect, indemnify and save harmless the Company, its parent, subsidiaries, affiliates and their respective directors, officers, employees, agents, representatives, invitees and subcontractors and, at the Company’s request, investigate and defend such entities from and against all claims, demands and causes of action, of every kind and character, without limitation, arising in favour of or made by third parties on account of bodily injury, death or damage to or loss of their property resulting from any negligent act or willful misconduct of the Contractor.
4.3    Survival of Indemnities
The terms of this Article 4 shall survive any termination or expiry of this Agreement.
ARTICLE 5
NOTICES
5.1    Notices
Any notice required to be given by either party under this Agreement may be sufficiently given if personally delivered, mailed by prepaid registered letter or faxed in the case of the Company or emailed in the case of the Contractor to the parties at their respective addresses as follows:

The Company:            Gran Tierra Energy Canada ULC
c/o Gran Tierra Energy Inc.
300, 625 – 11th Avenue SW
Calgary, Alberta, Canada, T2R 0E1
Fax:         +1 403 265-3242
Attention:     General Counsel

The Contractor:            Shane O’Leary
4007 – 5th Street SW
Calgary, Alberta T2S 2C9

email:        shaneoleary363@gmail.com
Attention:    Shane O’Leary

Such notice shall be deemed to have been given to and received by the addressee in the case of delivery by mail on the fourteenth (14th) day after posting, in the case of personal delivery on the day of actual delivery, in the case of delivery by fax on the day of actual receipt of the fax as evidenced by a transmission report confirming such receipt and in the case of email on the day the email was sent. In times of labour strikes or slow-downs affecting mail delivery, notice shall be effective only if personally delivered or given by fax or email, as permitted herein. Any party may by notice change its designated address for delivery of notices.
ARTICLE 6
GENERAL
6.1    Applicable Law
This Agreement shall be construed under the laws of the Province of Alberta, excluding any conflicts of law rules that would apply the laws of another jurisdiction. If any provision or provisions of this Agreement be illegal or unenforceable under the laws of the Province of Alberta such provision or provisions shall be considered to be deleted and the remainder of this Agreement shall continue in full force and effect.
6.2    Assignment
It is agreed that the Contractor shall not assign this Agreement or the whole or any portion of the Services undertaken by it hereunder.
6.3    Successors and Assigns
This Agreement shall enure to the benefit of and be binding upon the Company, its successors and assigns.
6.4    Headings
The headings herein are for convenience of reference only.
6.5    Time
Time shall be of the essence hereof.
6.6    Entire Agreement
This Agreement supercedes any other agreement between the parties relating to the matters within and constitutes the entire Agreement between the parties.
6.7    Amendment
No amendment of this Agreement shall be binding upon any party unless evidenced in writing executed by the party.
6.8    Currency
All references to currency herein shall be deemed to be Canadian currency, unless otherwise indicated.
6.9    Force Majeure
If any party is prevented or delayed from performing its obligations hereunder as a result of Force Majeure, such prevention or delay shall not be considered a breach of this Agreement and that party shall be relieved from its obligations for the duration of such Force Majeure, provided however that:

(a)	there is a direct relation between such prevention or delay and the Force Majeure; and

(b)	notice of such Force Majeure is provided to the other party specifying in reasonable detail the nature of the Force Majeure and the actions being performed to remedy same.

The term “Force Majeure” shall mean acts of God, epidemic, flood, explosion, fire, lightning, earthquake, war, riot, civil disturbance, strike (except the strike of Personnel), Government order, decision or administrative ruling, Government inaction or any other circumstances which is unforeseeable, sudden, insurmountable and outside the control of the parties.
6.10    Counterpart Execution and Delivery by Fax or Email
This Agreement may be executed by the parties in counterpart with the same effect as if the parties had signed the same document. All counterparts of this Agreement shall be construed together and shall constitute one and the same instrument. Delivery by either party of an executed counterpart of this Agreement to the other party by fax or email shall be deemed to have the same effect as the delivery of and original of this Agreement containing the original signature of such party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

GRAN TIERRA ENERGY CANADA ULC

Per: /s/ Dana Coffield

Dana Coffield
Printed Name

September 26, 2014
Date Executed

SHANE O’LEARY

/s/ Shane O’Leary

September 11, 2014
Date Executed

SCHEDULE “A”
Description of Services:
To provide assistance and advice to the President and CEO and/or the Chief Operating Officer with respect to strategy and operations of Gran Tierra Energy and its affiliates and to undertake projects with respect thereto as assigned by the President & CEO and/or the Chief Operating Officer.

Term:
Commencing at 12:00 midnight on September 30, 2014 and terminating on December 31, 2014 (the “Initial Term”) unless terminated earlier or extended by mutual agreement between the parties provided such extensions shall not exceed a period of a further three (3) months.
.
Notice Period For Termination (Clause 3.1(a)):
Ten (10) days.

Schedule:
Contractor shall provide Services for such days or hours as are requested by the Company.

Contracting Fee:
The Contractor’s fee for Services is shown in the table below on a Canadian dollar per hour basis (“Base Rate”). The Base Rate is based on the provision of Services for a one hour period and shall be prorated for any lesser period than one hour that Services are provided.

Where the Services require that the Contractor travel away from Point of Origin the compensation payable for any travel time shall be a maximum of the Base Rate for 8 hours per day irrespective of the time actually spent traveling. Contractor shall be entitled to compensation for a maximum of 8 hours travel from Point of Origin to Zone of Operations outside of Canada and a maximum of 8 hours travel from Zone of Operations outside of Canada to Point of Origin on each journey between the Point of Origin and Zone of Operations

Dedicated Personnel	Base Rate per hour	Air Transportation
Shane O’Leary	$225.00 CAD	Business Class for over 6 Hours Combined Flight Time

Class of Air Travel:
When required to travel to provide the Services, Contractor will be provided with Coach Class air transportation; provided, however, that in the circumstances so indicated in the table above the Contractor will be provided with Business Class air transportation.

Point of Origin:    Calgary, Canada
Zone of Operations:    Calgary, Canada and, if requested by Company, Colombia, Peru or Brazil
GST #:    XXXX
WCB #:    XXXX

SCHEDULE “B”
CORPORATE POLICIES

The Corporate Policies of Gran Tierra Energy Inc. may be found at www.grantierra.com and are deemed to be incorporated by reference and forming part of this Schedule “B”. For convenience, and without diminishing the importance of the other Corporate Policies or the obligation of the Contractor to abide by such Corporate Policies, the following are attached hereto:

1.	Code of Business Conduct and Ethics;

2.	Corporate Security Policy;

3.	Compliance with Foreign Corrupt Practices Act; and

4.	Corporate Responsibility Policy.

5.	HSE Policy.